Exhibit 10.16

Articles of Amendment

CERTIFICATE OF DESIGNATION

OF

SERIES A 10% CONVERTIBLE PREFERRED STOCK

OF

GROM SOCIAL ENTERPRISES, INC.

GROM SOCIAL ENTERPRISES, INC. (the “Corporation”), a corporation organized and existing under and by virtue of the Florida Business Corporation Act (the “Act”), does hereby certify that pursuant to the provisions of Sections 607.0821, 607.0602 and 607.0603 of the Act, the Corporation hereby states as follows:

1.	The name of the Corporation is Grom Social Enterprises, Inc.

2.	The Certificate of Designation of the Series A 10% Convertible Preferred Stock of the Corporation was duly adopted by the Board of Directors of the Corporation (the “Board”), pursuant to its unanimous written consent, effective as of February 22, 2019.

3.	The Certificate of Designation of the Series A Preferred Stock of the Corporation is as set forth below:

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1.       Designation and Number.

1.1       A series of Preferred Stock, designated as Series A 10% Convertible Preferred Stock (“Series A Preferred Stock”), is hereby established.  The number of authorized shares of Series A Preferred Stock shall initially be Two Million (2,000,000) shares, $0.001 par value per share. The initial stated value amount per share of the Series A Preferred Stock shall be $1.00 per share (as it may be adjusted from time-to-time, the “Stated Value”).

1.2       The shares of Series A Preferred Stock are being sold to “accredited investors” (as such term is defined in the Securities Act of 1933, as amended (the “Securities Act”)) in a private placement offering pursuant to Section 4(a)(2) and/or Rule 506(b) of Regulation D and/or Regulation S, as promulgated under the Securities Act, and any and all applicable state securities laws (the “Offering”). The Company expressly reserves the rights to increase the number of Series A Preferred Stock and to designate other classes or series of Preferred Stock from time to time that are senior or junior to, or pari pasu with, the Series A Preferred Stock, without consent of the Series A Preferred Stock holder.

1.3       As used in this Certificate, the term “Holder” shall mean one or more holder(s) of shares of Series A Preferred Stock.

1.4       No Maturity, Sinking Fund, Redemption. The Series A Preferred Stock shall have no maturity and will not be subject to any sinking fund or redemption and will remain outstanding indefinitely unless and until converted by the Holder, pursuant to Section 6 hereof, or the Corporation decides to redeem or otherwise repurchase the Series A Preferred Stock. The Corporation is not required to redeem, purchase or set aside funds to redeem the Series A Preferred Stock.

2.       Rank. All shares of the Series A Preferred Stock shall rank (a) senior to the Corporation’s Common Stock and any other class of securities which is specifically designated as junior to the Series A Preferred Stock (collectively, with the Common Stock, the “Junior Securities”); (b) pari passu and on parity with any other class or series of Preferred Stock of the Corporation hereafter created specifically ranking, by its terms, on parity with the Series A Preferred Stock (the “Pari Passu Securities”); and (c) junior to any class or series of capital stock of the Corporation hereafter created specifically ranking, by its terms, senior to the Series A Preferred Stock (collectively, the “Senior Securities”), in each case as to distribution of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary.

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3.	Dividends.

3.1       Commencing on the date that the Series A Preferred Stock is initially issued to the holder thereof (the “Original Dividend Accrual Date”), cumulative dividends shall accrue on each share of Series A Preferred Stock, at the rate of 10% (the “Dividend Rate”) of the Stated Value per annum (accrued daily, from but not including the next preceding Dividend Payment Date (as defined in Section 4(b) below), or, in the case of the first Dividend Payment Date, from the Original Dividend Accrual Date, to and including the respective Dividend Payment Date, on the basis of a 360-day year consisting of twelve (12) 30-day months).

3.2       The dividend on the Series A Preferred Stock (the “Series A Dividend”) shall be payable monthly in arrears, beginning on March 31, 2019 and thereafter on the last calendar day of each month (each a “Dividend Payment Date”), or if such day is not a Business Day (as hereinafter defined), on the next succeeding Business Day, to Holders of record as of the tenth (10th) Business Day preceding the respective Dividend Payment Date. Series A Dividends shall be payable in arrears and, at the discretion of the Corporation, may be paid in cash or in stock (the “PIK Dividend”) by issuance of Common Stock at a fixed value of $0.25 (per share as may be adjusted as a result of stock splits, reverse splits, combinations, or similar transactions from time to time, the “Common Stock PIK Value”). Any fractional shares of a PIK Dividend may, at the discretion of the Corporation, be paid in cash or rounded up to the nearest share. All shares of Common Stock issued in payment of a PIK Dividend will upon issuance thereof, be duly authorized, validly issued, fully paid and non-assessable. Notwithstanding anything to the contrary contained herein, dividends on the Series A Preferred Stock will accumulate whether or not the Corporation has earnings. The term “Business Day” shall mean any day, other than a Saturday or Sunday or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

4.       Liquidation Preference.

4.1       Liquidation or Sale of All or Substantially all of Assets. In the event of a merger, sale (of substantially all assets or stock), any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, then, either (a) after any distribution or payment on Senior Securities, (b) simultaneous with any distribution or payment on Pari Passu Securities, and (c) before any distribution or payment shall be made to the holders of the Common Stock or any other Junior Securities, each Holder of Series A Preferred Stock then outstanding shall be entitled to be paid, out of the assets of the Corporation available for distribution to its stockholders, an amount (the “Liquidation Preference”) equal to (i) aggregate number of shares of Series A Preferred Stock then outstanding multiplied by its Stated Value per share; and (ii) any accrued but unpaid dividends. If the assets of the Corporation are not sufficient to generate cash sufficient to pay in full the Liquidation Preference, then the Holders of Series A Preferred Stock shall share ratably (together with holders of any Pari Passu Securities) in any distribution of cash generated by such assets in accordance with the respective amounts that would have been payable in such distribution as if the amounts to which the Holders of outstanding shares of Series A Preferred Stock are entitled were paid in full.

4.2       Sale of Less Than All Assets, With Proceeds of Greater Than $1,500,000. In the event of a sale of less than all or substantially all of the assets (by merger, asset sale, change of control, capital lease or long term license/lease spin off or otherwise of the Corporation or any subsidiary) with gross proceeds to the Corporation in excess of $1,500,000 whereby the assets sold exceeds the cost of assets acquired for GAAP purposes, then the Holder shall receive a “Special Dividend” from the Company equivalent to 25% of the value of the Holder’s Series A Preferred Stock. This Special Dividend shall be paid by the Company within 10 business days of the Company’s receipt of funds or other form of consideration, in same form of consideration, as received by the Company. For example, if the Company receives cash, the Holder shall receive cash. If the Company’s receive common stock of the purchaser of the assets, the holder shall receive common stock.

4.3        Notice of Liquidation. Holders of Series A Preferred Stock will be entitled to written notice of any such liquidation, dissolution or winding up no fewer than 30 days and no more than 60 days prior to the payment date. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Series A Preferred Stock will have no right or claim to any of the remaining assets of the Corporation. The consolidation or merger of the Corporation with or into any other corporation, trust or entity or of any other entity with or into the Corporation, or the sale, lease, transfer or conveyance of all or substantially all of the property or business the Corporation, shall not be deemed a liquidation, dissolution or winding up of the Corporation.

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5.       Voting Rights.  The Series A Preferred Stock shall vote together with the Common Stock and, except as otherwise set forth in Section 10 hereof, not as a separate class.  Each share of Series A Preferred Stock shall be entitled to vote with the Common Stock on an as converted basis (e.g. initially five votes for each share of Series A Preferred Stock). The Holder of each share of Series A Preferred Stock shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the Corporation as amended from time to time, and shall vote with holders of the Common Stock upon the election of directors and upon any other matter submitted to a vote of stockholders.  Fractional votes by the Holders of Series A Preferred Stock shall not, however, be permitted and any fractional voting rights resulting from the above formula (after aggregating all shares into which shares of Series A Preferred Stock held by each Holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward).

6.       Conversion.

6.1.       Conversion Ratio.  Each full share of Series A Preferred Stock shall be convertible, at any time, into five (5) full shares of the Common Stock of the Corporation (the “Conversion Rate”).

6.2       Mechanics of Conversion.  Before any holder of shares of Series A Preferred Stock shall be entitled to convert the same into shares of Common Stock, such holder shall surrender the certificate or certificates therefore, duly endorsed, at the office of the Corporation or of any transfer agent for the Series A Preferred Stock, and shall give written notice to the Corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series A Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series A Preferred Stock to be converted (the “Conversion Date”), and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposed as the record holder or holders of such shares of Common Stock as of such date. All shares of Series A Preferred Stock which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares, including the rights, if any, to receive dividends and to vote, shall immediately cease and terminate on the Conversion Date, except only the right of the holders thereof to receive shares of Common Stock in exchange therefor.

6.3       Adjustment for Reclassification, Exchange, and Substitution.  If at any time or from time to time after the date upon which the first share of Series A Preferred Stock was issued by the Corporation (the “Original Issue Date”), the shares of Common Stock of the Corporation is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification, reorganization, merger, exchange, consolidation, sale of assets or otherwise, then, (i) each holder of Series A Preferred Stock shall have the right thereafter to convert such stock into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification, reorganization, merger, exchange, consolidation, sale of assets or other change by a holder of the number of shares of Common Stock into which such shares of Series A Preferred Stock could have been converted immediately prior to such recapitalization, reclassification, reorganization, merger, exchange, consolidation, sale of assets or other change, or with respect to such other securities or property by the terms thereof and (ii) the PIK Dividend shall be paid in shares of such kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification, reorganization, merger, exchange, consolidation, sale of assets or other change as would have been received as such PIK Dividend immediately prior to such recapitalization, reclassification, reorganization, merger, exchange, consolidation, sale of assets or other change, or with respect to such other securities or property by the terms thereof.

6.4       Adjustment of Conversion Rate and Common Stock PIK Value Upon Common Stock Event.   In the event that a Common Stock Event (as hereinafter defined) occurs at any time or from time to time after the Original Issue Date, the (i) aggregate number of shares of Common Stock into which the Series A Preferred Stock may be converted (the “Conversion Shares”) in effect immediately prior to such event, and (ii) the Common Stock PIK Dividend Rate shall, simultaneously with the occurrence of such Common Stock Event, be proportionately decreased or increased, as appropriate.  The Conversion Shares shall be readjusted in the same manner upon the happening of each subsequent Common Stock Event. As used herein, the term “Common Stock Event” shall mean: (a) the declaration or payment of any dividend or other distribution on the Common Stock, without consideration, payable to one or more stockholders in additional shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock; (b) a subdivision (by stock split, reclassification or otherwise) of the outstanding shares of Common Stock into a greater number of shares of Common Stock; or (c) a combination or consolidation (by reverse stock split) of the outstanding shares of Common Stock into a smaller number of shares of Common Stock.

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6.5       Reservation of Stock Issuable Upon Conversion.  The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series A Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series A Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series A Preferred Stock. If the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to the Corporation’s Articles of Incorporation.

6.8.       Fractional Shares.  No fractional shares shall be issued upon the conversion of any share or shares of Series A Preferred Stock.  All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Series A Preferred Stock by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share.

7.       Redemption.  The Series A Preferred Stock is not redeemable.

8.       Amendment. This Certificate of Designation, or any provision hereof, may only be amended as set forth in Section 10 hereof.

9.       Prohibition on Transfer. The sale, offer to sell, contract to sell, assignment, pledge, hypothecation, encumbrance or other transfer of the Series A Preferred Stock or the Common Stock issuable thereunder shall be restricted as provided in the Subscription Agreement for the shares between the Corporation and the purchaser therein or its successors and assigns. Any purported transfer of any of the Series A Preferred Stock that is not in accordance with this Section 12 shall be null and void, and shall not operate to transfer any right, title or interest in such Series A Preferred Stock to the purported transferee. Each Holder of Series A Preferred Stock agrees that the Corporation shall be entitled to prohibit the transfer of any Series A Preferred Stock to be made on its books unless the transfer is permitted hereunder and has been made in accordance herewith.

10.       Protective Provisions. So long as any shares of Series A Preferred Stock are outstanding, the Corporation shall not take any actions (whether by merger, consolidation or otherwise) without first obtaining the approval (by vote or written consent) of the Holders of a majority of the issued and outstanding Series A Preferred Stock (the “Majority Holders”), voting separately as a single class, that would amend the rights, preferences or privileges of the Series A Preferred Stock in this Certificate of Designation.

Notwithstanding the foregoing, no change pursuant to this Section 10 shall be effective to the extent that, by its terms, it applies to less than all of the Holders of shares of Series A Preferred Stock then outstanding.

11.       Miscellaneous.

11.1. Cancellation of Series A Preferred Stock If any shares of Series A Preferred Stock are converted pursuant to this Series A Certificate of Designation, or are returned, redeemed or unissued, then such shares shall at the discretion of the Board be canceled, shall return to the status of authorized, but unissued “blank check” Preferred Stock of no designated series, and may be designated and issued by the Board in subsequent issuances.

11.2. Lost or Stolen Certificates. Upon receipt by the Corporation of (a) evidence of the loss, theft, destruction or mutilation of any Series A Preferred Stock Certificate(s) and (b) (i) in the case of loss, theft or destruction, indemnity (without any bond or other security) reasonably satisfactory to the Corporation, or (ii) in the case of mutilation, the Series A Preferred Stock Certificate(s) are surrendered for cancellation, the Corporation shall execute and deliver new Series A Preferred Stock Certificate(s) of like tenor and date. However, the Corporation shall not be obligated to reissue such lost, stolen, destroyed or mutilated Series A Preferred Stock Certificate(s) if the Holder contemporaneously requests the Corporation to convert such Series A Preferred Stock.

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11.3. Waiver. Notwithstanding any provision in this Certificate of Designation to the contrary, any provision contained herein and any right of the Holders of Series A Preferred Stock granted hereunder may be waived as to all shares of Series A Preferred Stock (and the Holders thereof) upon the written consent of the Majority Holders, unless a higher percentage is required by applicable law, in which case the written consent of the Holders of not less than such higher percentage of shares of Series A Preferred Stock shall be required.

11.4 Notices. Any notices required or permitted to be given under the terms hereof shall be in writing and shall be deemed effectively given upon the earlier of actual receipt, or (a) personal delivery to the party to be notified, (b) when sent, if sent by electronic mail or facsimile during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient’s next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) business day after deposit with a nationally recognized overnight courier, freight prepaid, specifying next business day delivery, with written verification of receipt. All communications to the Corporation shall be sent to the corporate business address of the Corporation as set by the Board from time to time.

[Signature Page Follows]

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[Signature Page to Certificate of Designation of Series A 10% Convertible Preferred Stock]

IN WITNESS WHEREOF, this Certificate of Designation is executed on behalf of the Corporation this 22nd day of February 2019.

GROM SOCIAL ENTERPRISES, INC.

By: /s/Darren Marks
Name: Darren Marks
Title: President and Chief Executive Officer

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